EX-35.2
(logo) CHASE


SUBSERVICER COMPLIANCE STATEMENT


RE: J.P. Morgan Mortgage Trust 2007-S3 Mortgage Pass-Through Certificates: This Pooling and Servicing Agreement, dated as of July 1, 2007 (the "Agreement"), by and among J.P. Morgan Acceptance Corporation I, a Delaware corporation, as depositor (the "Depositor"), U.S. Bank National Association, as trustee (the "Trustee"), and Wells Fargo Bank, N.A., in its dual capacities as master servicer (the "Master Servicer") and securities administrator (the "Securities Administrator"), and acknowledged by J.P. Morgan Mortgage Acquisition Corp., a Delaware corporation, as seller (the "Seller"), for purposes of Sections 2.04 and 2.05 and JPMorgan Chase Bank, National Association, a national banking association, and The Bank of New York Trust Company, N.A., a national banking association, as custodians (each a "Custodian and together, the "Custodians") for purposes of Sections 11.01, 11.02, 11.03, 11.06, 11.07 and 11.09

The undersigned, each a duly authorized officer of Chase Home Finance LLC ("CHF"), do hereby certify that:

(1) CHF is a Subservicer under the Agreement

(2) A review of the activities of CHF during the calendar year ending December 31, 2007 and of the performance of CHF under the Agreement has been made under our supervision; and

(3) To the best of our knowledge, based on such review, CHF has fulfilled all its obligations under the Agreement in all material respects throughout such year.

Capitalized terms used but not defined herein shall have the meanings assigned in the Agreement.

Date: 02/28/2008

Chase Home Finance LLC,
as Subservicer
By: /s/ Kim Greaves
Name: Kim Greaves
Title: Senior Vice President
       Servicing Manager

By: /s/ Jim Miller
Name: Jim Miller
Title: Senior Vice President
       Default Servicing Manager